As filed with the Securities and Exchange Commission on ______, 2007

                                                Commission File No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
               -------------------------------------------------
               (Exact name of registrant as specified in charter)

          Colorado                        3699                   84-1039267
         ----------                      ------                 ------------
(State or other jurisdiction   (Primary Standard Classi-        (IRS Employer
       of incorporation)          fication Code Number)          I.D. Number)

                               4600 Touchton Road
                             Building 100, Suite 150
                             Jacksonville, FL 32246
                                 (904) 285-5885
                      -----------------------------------
         (Address and telephone number of principal executive offices)

                               4600 Touchton Road
                             Building 100, Suite 150
                             Jacksonville, FL 32246
                                 (904) 285-5885
                   ------------------------------------------
(Address of principal place of business or intended principal place of business)

                               4600 Touchton Road
                             Building 100, Suite 150
                             Jacksonville, FL 32246
                                 (904) 285-5885
                   ------------------------------------------
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate    Amount of
   to be                  to be      Price Per      Offering   Registration
Registered            Registered      Share (1)      Price         Fee
----------            ----------     -----------   ---------   ------------

Common stock           2,562,035       $2.00      $5,124,070       $158

---------------------------------------------------------------------------
Total
---------------------------------------------------------------------------

(1)   Offering price computed in accordance with Rule 457 (a).


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                                      d/b/a
                          LIQUOR GROUP WHOLESALE, INC.

                                  Common Stock

      By means of this prospectus a number of our shareholders are offering to sell up to 2,562,035 shares of our common stock. The shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in privately negotiated transactions.

      We will not receive any proceeds from the sale of the common stock by the selling stockholders.

      Our common stock is not publicly traded. Although we plan to have our shares listed on the OTC Bulletin Board, we may not be successful in establishing any public market for our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.












                The date of this prospectus is __________, 2007.

                               PROSPECTUS SUMMARY

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

      We were incorporated in Colorado in 1988.

      Since September 1, 2007, we have managed all wholesale operations and received all net profits generated from the wholesale distribution of liquor and wine to the customers of Liquor Group Holdings. Liquor Group Holdings was organized in Florida in 2002 and distributes over 1,500 alcohol products on behalf of manufacturers to customers in 31 U.S. states.

      Our offices are located at 4600 Touchton Road, Building 100, Suite 150, Jacksonville, FL 32246. Our telephone number is (904) 285-5885.

           As of September 1, 2007 we had 9,504,557 outstanding shares of common stock.

      Our website is www.liquorgroup.com.

The Offering

      By means of this prospectus a number of our shareholders are offering to sell up to 2,562,035 shares of our common stock. The shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history and our possible need to sell shares of our common stock to raise additional capital. See "Risk Factors" beginning on page 3 of this prospectus for additional Risk Factors.

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. These statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our common stock.

Future operating results are uncertain and we may not be profitable in the future.

      Price increases or lack of product availability may affect our operating results. We will be subject to brand suppliers' price determinations and may not be able to pass on any price increases to customers. From time to time, we will also be impacted by certain products not being available or having product availability restricted under allocation arrangements. A substantial portion of our business is concentrated in Florida and Michigan and is therefore impacted by the general economic conditions in those States.

      Our operating results will also be dependent on our ability to properly manage operating and administrative costs. Our ability to control these costs in the future will be impacted by a number of factors, including fuel costs and employee benefits.

Our failure to obtain capital may restrict our proposed operations.

      We may need additional capital. However, we do not have any commitments from any person to provide us with any additional capital. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. Our failure to obtain the capital which we require may result in our inability to expand our market and increase sales. There can be no assurance that we will be able to obtain any capital which we will need.

If we lose some of distribution rights our revenues will decline.

      The wine and spirits wholesale distribution industry has undergone significant changes in recent years. Rapid consolidation has occurred in the supplier sector and consolidation has led to extensive realignment of distributor relationships. This realignment could result in the loss of distribution rights and other adverse changes.

      We are dependent upon our suppliers of key brands. Written distribution agreements with several brand suppliers are typically extended on an annual basis but are terminable upon 30 to 90 days written notice due to failure to meet sales quotas or breaches of the agreements. Several agreements have longer terms but may also be terminated under certain circumstances. The loss of key brand suppliers would have a material adverse impact on our operations.

      From time to time, distributors pay brand suppliers for the rights to add key brands or enter new markets. As previously noted, a number of our competitors have greater financial resources and as a policy we do not participate in this practice, albeit legal. Additionally, in recent years several major brand suppliers have undertaken programs designed to consolidate and realign their distributor relationships.

Compliance with government regulations pertaining to the liquor industry may result in increased costs.

      The distribution of alcohol-based beverages is subject to extensive regulation, which requires us to obtain and renew various permits and licenses to import, warehouse, transport, distribute and sell wine and spirits. As a condition to holding these permits and licenses, compliance with applicable Federal and State regulations is necessary. Various government regulations applicable to the alcohol-based beverage industry may be changed so as to impose more stringent requirements on our operations.

We depend upon our executive officers, particularly C. J. Eiras, our President and Chief Executive Officer, and the loss of the services of any of our officers could adversely affect our business.

Our officers and directors own a majority of our common stock and will continue to control us after this offering.

      Our current officers and directors are able to control the election of directors, the appointment of officers, and the outcome of other corporate actions requiring shareholder approval. As a result of this concentration of ownership, our shareholders do no have the voting power to change management, even if a change in management would be perceived by the investment community as being beneficial.

Our officers do not plan to devote their full time to our business.

      Our officers and directors are not required to, and may not commit their full time to our business. Our officers and directors are engaged in other business endeavors and are not obligated to contribute any specific amount of time to our business. Since our officers plan to devote only a portion of their time to our business, our revenues may be less than if we had full time management.

As of the date of this prospectus, there was no public market for our common stock and if no public market develops, purchasers of the shares offered by this prospectus may be unable to sell their shares.

      If purchasers are unable to sell their shares, purchasers may never be able to recover any amounts which they paid for our shares.

Should a market for our common stock ever develop, disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares.

      If a market ever develops for our common stock, trades of our common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

                             MARKET FOR COMMON STOCK

      Prior to June 2001 our common stock traded on the OTC Bulletin Board. In June 2001 our common stock was delisted from the OTC Bulletin Board. After that time our common stock traded on a sporadic basis in the unorganized inter-dealer over-the-counter market through the "Pink Sheets" and under the symbol "ECBV". Our common stock essentially stopped trading in November 2006.

      Holders of common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a common stock dividend. We have not paid any common stock dividends and we do not have any current plans to pay any common stock dividends.

      The provisions in our Articles of Incorporation relating to our preferred stock would allow our directors to issue preferred stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to our common stock. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

      Between October 2001 and August 31, 2007 we were inactive. On August 31, 2007 we acquired a Florida corporation named Liquor Group Wholesale, Inc.

      Liquor Group Wholesale was recently formed to take over the wholesale alcohol distribution operations of Liquor Group Holdings, LLC, effective as of September 1, 2007. Pursuant to an agreement between Liquor Group Wholesale and Liquor Group Holdings, Liquor Group Wholesale manages all wholesale operations and receives all net profits generated from the wholesale distribution of liquor to the customers of Liquor Group Holdings. Liquor Group Holdings was organized in Florida in 2002 and distributes alcohol products on behalf of manufacturers in 31 U.S. States.

      Between June and August 2007 we sold 65,000 shares of our common stock to a group of private investors at a price of $2.00 per share.

      We believe that cash generated from our operations will enable us to slowly expand our markets and increase sales. However, with additional capital, we believe that our expansion could occur much faster. However, as of the date of this prospectus we had not made any decision as to whether we will attempt to raise additional capital.

      We believe that our cash on hand and collections from accounts receivable will satisfy our working capital requirements if we decide to expand without raising additional capital.

      We do not have any commitments or arrangements from any persons to provide us with any additional capital we may need.

      We do not have any off balance sheet arrangements.

                                    BUSINESS
BACKGROUND
----------

      We are a Colorado corporation formed in 1986. In 1998 and 1999 we did business under the name USA Service Systems, Inc. ("USA"). Between November 1998 and July 1999 we provided retail stores and manufacturers with product assembly, product demonstrations, and inventory counts and audits. We were unable to obtain the capital which was needed to finance these acquisitions and in July 1999 we discontinued our business.

      In August 1999 we acquired all of the issued and outstanding shares of East Coast Beverage Corp. in exchange for 5,040,000 shares of our common stock. After August 31, 1999 we changed our name to East Coast Beverage Corp. and our business involved the development, production and distribution of bottled coffee drinks.

      We sold our products through distributors and wholesalers to supermarkets, mass-marketers, convenience stores, drug store chains and oil company convenience stores. However, we were never able to generate a profit, suffered substantial losses and discontinued our bottled coffee operations in October 2001.

      On April 11, 2002 we filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code.

      Our Plan of Reorganization was approved by a majority of our creditors and confirmed by the Federal Bankruptcy Court in July 2003.

      Among other things, the Plan of Reorganization provided for the following:

      1. The reverse split of our common stock so that each outstanding share was converted into 1/15th of one share. Since there were 15,704,469 outstanding shares prior to the bankruptcy, 1,046,965 shares were retained by our shareholders after the reverse split. In addition, each common shareholder received one warrant for each share held after the reverse split. Each warrant entitles the holder to purchase one share of our common stock at a price of $1.75 per share at any time prior to January 1, 2008.

      2. The issuance of 2,000,000 shares of our common stock to Royal Brokerage Group in exchange for 10% of the gross revenues which may be received by Royal from the sale of olive oil products.

      3. Unsecured creditors (Class 4 creditors) could either obtain payment of their claims, up to a maximum of $3,500,000 from a percentage of our profits over time or convert their debt into shares of our common stock at a conversion rate of $1.75 per share.

       4. The change of our name to North American Food and Beverage Corp.

      When it became apparent that commissions from the sale of olive oil would generate little, if any, revenues which could be used to pay its creditors, we began to look for a privately held corporation which would be interested in a merger to take advantage of our net operating losses and shareholder base.

ACQUISITION OF LIQUOR GROUP WHOLESALE
-------------------------------------

      In 2006 we began discussions with Liquor Group Holdings LLC, a Florida limited liability company, which, since 2002, has been engaged in the wholesale and state level distribution of liquor and wine.

      In January 2007 we signed an agreement to acquire Liquor Group Wholesale, Inc. in return for shares of our common and Series A preferred stock.

      Liquor Group Wholesale is a Florida corporation which was recently formed to take over the wholesale alcohol distribution operations of Liquor Group Holdings. Pursuant to an agreement between Liquor Group Wholesale and Liquor Group Holdings, Liquor Group Wholesale, as of September 1, 2007, manages all wholesale operations and receives all net profits generated from the wholesale distribution of liquor to the customers of Liquor Group Holdings. Liquor Group Holdings was organized in Florida in 2002 and distributes alcohol products on behalf of manufacturers in 31 US States.

      The acquisition of Liquor Group Wholesale was contingent upon the following:

          1. The return and cancellation of up to 2,000,000 shares of our common stock.

          2. Persons holding Class 4 creditor claims of not less than $3,250,000 agreeing to waive any right they may have to any distributions contemplated by the Plan of Reorganization and accepting one share of our common stock in full settlement of each $24.50 which we owed to them.

      On August 31, 2007 we met these contingencies and acquired Liquor Group Wholesale in consideration for the issuance of the shares of our common and Series A Preferred stock to the following persons:
                                                                 Shares
      Name                                Common           Series A Preferred
      ----                                ------           ------------------

      VIGOR Holding Company               500,000                753,460 (1)
      C. J. Eiras                         500,000                170,000
      Gray C. Solomon                     350,000                 10,000
      Lowell Newman                        50,000                  5,000
      Steven Dodge                         50,000                  5,000
      Jan Philippe Eiras                  350,000                 10,000
      Third parties                       200,000                      -
                                       ----------          -------------
            Total:                      2,000,000                953,460
                                        =========                =======

(1) Vigor Holding Company is controlled by C.J. Eiras. Vigor Holdings subsequently assigned 7,777 shares of the Series A preferred stock to Arnold Rosen and 5,000 Series A preferred shares to an unrelated third party.

      Each Series A preferred share may, at the option of the Holder, be converted into 45 shares of our common stock. Each Series A preferred share is entitled to 45 votes on any matter submitted to our shareholders. Each Series A preferred share is entitled to an annual dividend of $1.00 per share, if such a dividend is authorized by our directors. Our directors are not required to declare any dividends and dividends not declared will not accumulate.

      The Series A preferred shares may not be converted until September 1, 2008. Vigor Holding Company and C.J. Eiras, the largest holders of our Series A preferred shares, have agreed that, unless we are sold or merged into an unaffiliated corporation, between September 1, 2008 and August 31, 2012 they will convert not more than 10,000 preferred shares (or 20,000 shares in total) each year. We will not register any shares of common stock issuable upon the exercise of the Series A preferred shares and it is not expected that a public market will ever develop for the Series A preferred shares.

      Any shares of common stock issuable upon the conversion of the Series A preferred shares will be restricted securities and may, after August 31, 2008, be sold to a market-maker or in brokerage transactions, provided that the amount sold does not, during any three-month period, exceed l% of our outstanding common stock.

      The shares of common stock outstanding after the acquisition of Liquor Group Wholesale, and as of October 31, 2007, as well as the shares which may be issued upon the conversion of the Series A Preferred stock and the exercise of outstanding warrants are shown below:

         Shares outstanding prior to acquisition of Liquor
           Group Wholesale                                           8,717,562

         Shares of common stock issued to the shareholders of
           Liquor Group Wholesale                                    2,000,000
         Shares issued to Class 4 creditors in settlement of
           their claims                                                124,985
         Shares returned to treasury and cancelled                  (2,000,000)
         Shares issued to Arnold Rosen for his services in
           structuring the acquisition of Liquor Group Holdings        500,000
         Shares issued to Arnold Rosen in payment of amounts
           advanced to or on behalf of us                               33,972
         Shares issued to unrelated third parties in payment of
           amounts owed by us prior to the acquisition of Liquor
           Group Holdings                                               63,038
         Shares sold to private investors at a price of $2.00
           per share                                                    65,000
                                                                 --------------
      Shares which may be issued in the future:                      9,504,557
                                                                 ==============

         Shares issuable upon exercise of outstanding warrants    1,046,965 (1)

         Potential number of shares issuable upon conversion
            of Series A preferred shares                         42,905,700 (2)

(1) As part of our bankruptcy plan we issued warrants to our shareholders. Each warrant entitles the holder to purchase one share of our common stock at a price of $1.75 per share. The warrants expire on January 1, 2008.

(2) The number of Series A preferred shares which can be converted during any single year is limited. See "Description of Securities - Preferred Stock" for information concerning the conversion restrictions.

BUSINESS OF LGW
---------------

      Unless otherwise indicated, all references to our company include the operations of Liquor Group Wholesale and, since September 1, 2007, the wholesale liquor distribution business of Liquor Group Holdings. On December 20, 2007 we will change our name to Liquor Group Wholesale, Inc.

      Our major markets are Florida and Michigan, which are the second and sixth largest markets for spirits in the United States, respectively. Other states in which we have active sales efforts and or licensed operations include: Alabama, Arkansas, California, Georgia, North Carolina, South Carolina, Virginia, West Virginia, Oklahoma, Texas, Oregon, Washington, Wisconsin and Indiana. We have sales contracts for several products in distribution in other states making up the balance of the 31 markets. One of our state level distribution clients, Liquor Group Florida, LLC is a fully licensed beer, wine and spirits distributor holding the fourth largest spirits portfolio in Florida. Another of our state level distribution clients, Liquor Group Michigan, LLC is a fully licensed control state broker which currently has the fourth largest spirits portfolio in Michigan.

Industry Overview
-----------------

      The wine and spirits wholesale industry has undergone significant changes in recent years. Rapid consolidation has occurred in the supplier sector, and distributors have expanded their operations to cover a larger number of states, resulting in consolidation among distributors. In several states, only two major distributors are operating, and the trend toward consolidation in the industry is continuing. The market is still quite fragmented, and is ripe for up and coming alcohol beverage distribution companies with the resources, innovative processes and know-how to capitalize on the opportunities.

      The United States wholesale wine and spirits market (excluding beer and malt beverages) was approximately $35 billion during 2005 and is projected to be approximately $37 billion for 2006 according to industry projections. According to industry reports, consumption for distilled spirits increased 2.7% during 2005, slightly less than the 4.1% increase during 2004, but was primarily driven by the higher end products. During 2005, United States wine consumption increased 2.2% and was attributable to growth in both the domestic and import categories. Consumers spent $9.7 billion more on spirits, wine, and beer products during 2005 versus the previous year, while the on-premise segment of the industry accounted for $6.1 billion of the retail dollar sales increase.

      The United States alcohol-based beverage industry (excluding beer and malt beverages) generated total retail sales of approximately $164.3 billion during calendar 2005 versus $154.6 billion in calendar 2004, an increase of 6.3%. Sales of wine and spirits, in which we primarily compete, accounted for approximately 15% and 33%, respectively, or $78.2 billion of total retail beverage alcohol sales in 2005. The growth in the retail sales of spirits was primarily attributable to the premium and high-end brands which included flavored and imported vodkas, rums, and an expansion of flavors in the cordial and liqueur product offerings. Wine consumption rose by 2.2% in calendar 2005 versus 2004, and the increase was primarily attributable to imported wine which grew by 5.4% while domestic products were up by 1.1% over the prior year. The increase in the import category during 2005 was responsible for approximately 60% of the increase in wine consumption while accounting for one quarter of the wine case sales in the United States, according to industry surveys. We believe the current trend of consumer preference for premium brands will continue.

      Since the repeal of Prohibition in 1933, Federal and State governments have regulated the sale of spirits, wine, and beer. State regulatory frameworks fall into two types: control and open (commonly referred to as licensed). In the 18 control States*, the State controls the distribution and/or the retail sale of alcohol beverages. In open States the distributors and retailers are privately owned businesses. In the open "franchise" States, there are laws and regulations that restrict the brand suppliers' ability to change distributors affording distributors additional protection for their efforts.

* Control States include: Alabama, Idaho, Iowa, Maine, Maryland - (Montgomery County), Michigan, Mississippi, Montana, New Hampshire, North Carolina, Ohio, Oregon, Pennsylvania, Utah, Vermont, Virginia, Washington, West Virginia, Wyoming.

      Under the three-tier regulatory framework established by Federal and State law, brand suppliers of alcohol-based beverages are generally prohibited from selling their products directly to retail outlets or consumers, effectively requiring brand suppliers to utilize distributors such as us. This regulatory framework effectively insulates distributors from vertical competition from brand suppliers or retail customers. Certain large chain retailers have challenged the three tier structure in particular States in an attempt to gain favorable pricing directly from wineries and breweries. A successful challenge to the three tier system has not occurred, but is a potential long term threat to the current framework.

      In "Control States" the State law has historically mandated the state to act as the exclusive wholesale distributor and/or retailer of alcohol-based beverages. Brand suppliers must utilize state licensed "Brokers" to properly represent their products in the control state marketplace. In 1996, Michigan became the first control state to privatize aspects of the wholesale distribution of spirits, and Liquor Group Michigan, LLC, an affiliated company, is one of the larger brokerages of spirits in Michigan.

      Given the three tier regulatory structure, the wine and spirits distribution industry varies greatly from other industries such as food, drugs, non-alcohol-based beverages or similar products. As brand suppliers can compete directly with the distributors in these other industries by shipping directly to retailers, distributor margins tend to be much lower than those in the wine and spirits industry. In addition, the liquor industry as a whole has shown a remarkable resilience to economic downturns relative to other industries.

Brand Suppliers and Products
----------------------------

      We sell more than 1,500 individual products to our customers. In each of the last three fiscal years, sales of wine and spirits to wholesale customers accounted for more than 95% of the consolidated revenue of Liquor Group Holdings.

      In most states liquor distributors are required by law to have exclusive relationships with brand suppliers.

      We have agreements with the majority of our brand suppliers that generally may be extended on a bi-annual basis but are only terminable upon 30 to 90 days written notice upon our failure to perform our duties, including any agreed upon sales quotas. We have entered into these various long-term agreements with certain brand suppliers in an effort towards "Brand Alignment", a key component in its business model. In addition, we have informal arrangements with a very small percentage of our brand suppliers whereby we distribute the brand suppliers' products pursuant to bailment orders without written distribution agreements. Although the terminable written agreements provide us with the exclusive right to distribute the brand suppliers' products in a particular State, in practice the brand suppliers have generally selected a distributor to be the exclusive distributor of specified products in each state. We presently act as the exclusive distributor with respect to virtually all of the products we distribute.

      Liquor Group Holding's import division holds exclusive import rights with several brands that we represent. Liquor Group Holdings also holds agreements for overriding distribution rights to expand our operations with several brand suppliers in markets where the brand supplier currently uses other distribution methods.

Customers
---------

      Our only customers are State Level Clients (SLC), which consist of licensed liquor distributors, and the 18 Control States. Most states require wine and spirits retailers to purchase alcohol-based beverages from licensed distributors. Brand suppliers in these states may not legally sell directly to retail customers. In "license states" customers fall into two broad categories, depending on where the alcohol-based beverage ultimately will be consumed: on-premise and off-premise. Off-premise customers include package liquor stores, grocery stores, alcohol licensed drug stores and mass merchandisers. On-premise customers include hotels, restaurants, bars, nightclubs, golf clubhouses and similar establishments. During 2006 sales to Liquor Group Florida, LLC (which is controlled by two of our officers) represented 55% of Liquor Group Holding's revenues from wholesale operations. In license states alcohol beverage licensees are abundant; in fact no single state level licensee customer represented more than 5.0% of Liquor Group Florida's revenues in 2006. Our products are generally placed in bailment with these SLC to be sold to their customers under standard purchase orders or individual representative orders.

      Industry-wide the percentages of case sales of wine and spirits for off-premise and on-premise in the United States for 2005 were approximately 76.9% and 23.1%, respectively. While the vast majority of case sales are from the off-premise outlets, approximately 55.0% of industry-wide retail wine and spirits dollar sales in the United States during 2005 were from on-premise outlets.

      We believe that the regulatory nature of the alcohol distribution industry strengthens our business liquidity and operational freedom with its SLC. One example of such advantageous regulation is in Florida, which has a 15-day credit law beyond which retail customers are restricted from buying alcohol-based beverages from any distributor in the market; many other states have similar strict credit laws siding with the distributor (cash on delivery, or "COD" terms in some cases), providing us with a relatively safe credit risk with our SLC. On the other end of the client spectrum are the Control States which pay us for 100% of the product distributed within their borders backed by the full credit and sovereignty of the individual state. The average bad debt expense for our state level clientele in the past five fiscal years has been approximately 0.001% of total revenue.

Marketing and Sales
-------------------


      We recognize the benefits of a dedicated approach to brand management, and separating it from sales execution is important. Brand suppliers appreciate and depend upon the local expertise and understanding of the intricacies of the market that a brand manager can provide. Our brand manager analyzes the competitive landscape, and through interaction with our sales teams adjust brand suppliers' national brand strategies to plans that work in our respective States.

      We use sales divisions to adapt to industry changes and product portfolio growth. Under this structure products are positioned in the market to gain focus and grow the business. Although we have used this structure for more than three years in Florida, recent supplier consolidation has led to the creation of separate sales divisions in Michigan, as well as an expanded organization in Virginia among other markets.

      Our organizational design is predicated upon category knowledge and expertise, trade channel knowledge, and geographic coverage. Through our marketing and sales force, we act as the top level marketing arm of our brand suppliers by maintaining regular contact with our customers. Our sales organizational strategy is to focus on the leading various on and off premise trade channels such as independents, national chains, membership clubs, and grocery chains through their purchasing departments paving the way for more sales within the geographic territory. This trade focused strategy is implemented through a performance based compensation structure that aligns the goals of the customer and supplier with internal profitability. Additionally, we provide our customers with a wide variety of services, including item selection and SKU optimization using space and financial tools, fact-based business presentations to capitalize on fair share, and consumer marketing programs.

Warehousing and Distribution
----------------------------

      We never take possession of any products as they are transferred from manufacturers to the SLC directly. Our SLC operations utilize a series master warehouses strategically located throughout the U.S. and Control State warehouses to store and ship products pending sale to customers. Our SLC customers ordinarily receive either next day or second-day delivery in most markets. In general, an SLC's orders are collected and immediately processed during the day for batch routing and order "picking". The master warehouses each use an automated material handling system, including scanners, dispensers and sorters. Products from the master warehouses are then often shuttled nightly to a cross-docking facility where the orders are consolidated and loaded onto delivery trucks. Cross-docking facilities further extend the service areas of the master warehouses. Orders for delivery are picked in the master warehouses, shipped in during the night, and then transferred onto local delivery trucks for final delivery. As a result of a number of factors, including state laws and regulations, our SLCs maintain independent distribution networks in each of their territories.

Competition
-----------

      There are significant barriers to entry into the wholesale wine and spirits distribution business. These barriers include established supplier-distributor relationships, specialized distribution equipment such as material handling systems and delivery vehicles, important industry knowledge regarding pricing, inventory management, and distribution logistics, not to mention the cost of licenses, inventory, equipment, delivery vehicles and cash or surety bond requirements. Historically, it is extremely rare for organizations not already engaged as wine and spirits distributors to enter the business. New distributors typically enter existing markets through acquisition.

      Our operations are less cumbersome than the typical wholesale operator since we merely facilitate the transaction between the manufacturer and the SLC's.

      The wine and spirits wholesale distribution business is highly competitive. Intuitively one would think that our primary competition includes Southern Wine & Spirits, Charmer Sunbelt, Premier Beverage, Republic/National Distributing Company and Glazier's. This in fact is not the case, as the bulk of the business operations of these organizations is built on "popular priced" commodity products often referred to as "well products". These distribution power houses often vie for the top selling brands which demand exclusive attention and command smaller margins. This leaves the mid to small brands with less attention making them wide open for us to contract. Given the ongoing consolidation among distributors as well as brand suppliers, the competitive landscape is subject to continuing change. Distributors commonly compete for new brand suppliers or brands based on reputation, market share, access to customers and ability to satisfy supplier demands, however a more recent trend is to rely only on the major brand families to provide enough product variety to sustain and grow a distribution operation. This however is not our goal or modus operandi, as we attempt to provide a variety of products that suit the needs of our customers, regardless of the supplier.

Government Regulation
---------------------

      The manufacturing, importation, distribution and sale of alcohol-based beverages are subject to regulation by the Federal government through the Alcohol and Tobacco Tax and Trade Bureau (TTB), as well as by State and local regulatory agencies. Brand suppliers, distributors and retailers must be properly licensed in order to sell alcohol-based beverages.

      In most states, the alcohol-based beverage industry operates within what is commonly referred to as a three-tier system of distribution. The three tiers are identified as follows: (1) (2) (3).

          Tier one (1) is comprised of brand suppliers and manufacturers that produce alcohol-based beverages and/or importers of alcohol-based beverages, bringing products into the United States through US Customs control.

          Tier two (2) is comprised of SLC distributors such as Liquor Group Florida, other sub-distributors and the Control States which in turn market the products through brokers such as Liquor Group Michigan.

          Tier three (3) is comprised of licensees, both on and off premise customers, commonly referred to as retailers which sell the products to the public consumers.

      Under this system, brand suppliers and manufacturers sell to distributors and or Control States, distributors and or Control States sell to licensees or state stores, and licensees sell to consumers. For the most part, brand suppliers may not sell to licensees or consumers and distributors may not sell directly to consumers. All States prohibit brand suppliers or distributors from having an interest in retail licensees. We fit between Tier 1 and Tier 2, however directly and through its affiliates we hold Federal basic permits, whereas the Tier 2 SLC holds State permits/licenses as a distributor and importer to the individual state territory. We hold out-of-State shipper permits that allow us to ship products from one State to a licensed distributor in any one of the other States or to any Control State. We also have a unique relationship with many of our brand suppliers in Control States where we act as both the vendor of product to the Control State on behalf of the actual brand supplier while an affiliated company acts as the broker for the brands within the Control State to provide a turn key service and generate additional revenues for us.

      We are required to have each of our officers, directors and principal owners qualified by Federal and State governmental agencies. Our officers, directors and principal owners must be qualified by the Alcohol and Tobacco Tax and Trade Bureau and state regulatory agencies to hold licenses/permits as a wholesaler/importer.

      Our distributors face scrutiny in a number of important areas, including initial licensing or permitting and ongoing sales and marketing activities with or on behalf of retail customers. In many states the SLC distributors may not give or transfer anything of value to their customers in exchange for business or other consideration; however the definition of "value" differs from State to State. We participate in significant promotional activities for brand suppliers and customers, whom are increasingly requesting that distributors to be responsible for activities and related costs formerly undertaken by brand suppliers as brand suppliers pursue ways to reduce their operating costs. These increased demands will likely challenge distributors, including LGW and its SLC, which desire to meet the wishes of their brand suppliers and customers. As a result, we regularly provide training and education programming for our sales and marketing personnel.

      We believe that we are in compliance with applicable regulations in all material respects. Consistent with industry practice, the sales and marketing activities permitted by distributors for the benefit of tier one brand suppliers are generally regulated by State licensing authorities, which authorize various trade practice activities by statute, regulation or administrative bulletin. We rely on such enforcement guidance, which is subject to change at the discretion of the regulatory authorities, in determining the scope of its permitted sales and marketing activities.

      As part of our regulatory compliance program, we are in frequent contact with regulatory agencies so that we can: (1) be kept current on regulatory developments affecting our business; (2) obtain answers from the agencies to questions from company personnel regarding compliance issues; (3) encourage enforcement of applicable laws and regulations on a consistent basis throughout our markets. We believe that prompt and consistent enforcement by the regulatory agencies is important and benefits us.

      We adhere strictly to the DISCUS Code of Responsible Practices for Beverage Alcohol Advertising and Marketing and will not condone, participate in nor permit any activity not in accordance with the guidelines contained therein. In some instances the guidelines we adhere to exceed the DISCUS guidelines and we reserve the right to decline to participate in, or prohibit any promotional activity within in our territories that we deem in our sole discretion to be outside of our own guidelines. More information on DISCUS guidelines can be found at: www.Discus.org

General
-------

      As of October 31, 2007 our only employees were C.J. Eiras, Lowell Newman, and Steven Dodge, all of whom are officers of our Company.

      Our officers are located at 4600 Touchton Road, Building 100, Suite 150, Jacksonville, FL 32246. We sub-lease this space, consisting of 500 square feet, from Liquor Group Holdings for $1,000 per month. The lease on our space expires in November 2008.

                                   MANAGEMENT

     Name               Age   Position
     ----               ---   --------

     C.J. Eiras         34    President, Chief Executive Officer and a Director
     Lowell Newman      53    Vice President - License States Operations and
                              a Director
     Steven Dodge       50    Vice President - Control State Operations and a
                              Director
     Jason Bandy        34    Principal Financial and Accounting Officer
     Arnold Rosen       66    Director
     Jan Philippe Eiras 45    Director


      Our directors serve in such capacity until the first annual meeting of our shareholders and until their successors have been duly elected and qualified. Our officers serve at the discretion of our directors.

      The principal occupations of our officers, directors and consultants, during the past several years are as follows:

C. J. (Christopher John) Eiras has been one of our officers and directors since August 2007. Mr. Eiras has been the a managing member of Liquor Group Holdings since its inception in 2002 and has also been President and owner of Happy Vodka Corporation, the controlling company for all the Happy brand beverages worldwide since it's inception in August of 2001. Mr. Eiras recently acquired Urban Brands & Spirits, LLC whose portfolio includes the Party A-Go-Go alcohol products, the Cadillac Margarita and the "Hype" trademark branded energy beverage, which Eiras recently sold. Eiras is also the sole owner of Wild Orchid Vineyards, as well as the wine brands Orchidia and Wilde Orchid.

Lowell Newman has been one of our officers and directors since September 2007. Mr. Newman has been an officer of Liquor Group Holdings since May of 2005. Between 2002 and 2005 Mr. Newman was general manager of Joseph's Liquor in Orlando, Florida. Between 2000 and 2002 Mr. Newman was a wine consultant for ABC Fine Wine and Spirits. Newman's duties with Liquor Group include sales representative training and the selection of brands for distribution based on taste profiles, overall value and merchantability.

Steven Dodge has been one of our officers and directors since September 2007. Mr. Dodge has been the control state coordinator for Liquor Group Holdings and state manager of Liquor Group Michigan, LLC since March of 2006. Between 1994 and 2006 Mr. Dodge was the General Manager for General Wine and Liquor. Mr. Dodge manages the Control State operations of Liquor Group.

Jason Bandy has been one of our officers since September 2007. Mr. Bandy has managed his own accounting firm since 2002, primarily serving clients in the alcohol beverage industry. Between 1997 and 2002 Mr. Bandy was employed by Price Waterhouse Coopers, an international public accounting firm. Mr. Bandy is a certified public accountant.

Arnold L. Rosen became one of our directors in 2003 following the confirmation of our Chapter 11 bankruptcy plan. Mr. Rosen was past President of the Mortgage Bankers Association of Greater Miami, was the founder and a former Director of the Gold Coast National Bank in Miami, Florida, and has been a licensed mortgage and real estate broker for the last 35 years. Mr. Rosen received a Bachelor of Business Administration from the University of Miami,

Jan Phillipe Eiras has been one of our directors since September 2007. Mr. Eiras the Chief Executive Officer of Quadrus, a US Missile Defense Contractor and software development firm since 1995.

      C.J. Eiras and Jan Phillipe Eiras are brothers.

Executive Compensation
----------------------

      The following table shows the compensation paid or accrued during the year ended December 31, 2006 to our chief executive officer. None of our officers received compensation in excess of $100,000 during the year ended December 31, 2006.

                                                                All
                                                              Other
                                                              Annual
                                             Stock   Option   Compen-
Name and Principal  Fiscal  Salary   Bonus   Awards  Awards   sation
    Position         Year    (1)      (2)     (3)      (4)      (5)      Total
------------------  ------  ------   -----   ------  ------   -------    -----

William R. Smith,     2006 $13,265      --       --      --        --  $13,265
President

(1)  The dollar value of base salary (cash and non-cash) earned.
(2)  The dollar value of bonus (cash and non-cash) earned.
(3) During the periods covered by the table, the value of our shares issued as compensation for services to the persons listed in the table.
(4) The value of all stock options granted during the periods covered by the table.
(5) All other compensation received that we could not properly report in any other column of the table.

      Mr. Smith resigned as an officer and director on August 31, 2007.

      We do not have employment agreements with any of our officers.

      The following shows the amounts which we expect to pay to our officers during the twelve-month period ending August 31, 2008, and the time these persons plan to devote to our business. We do not have employment agreements with any of its officers or consultants.

                                Proposed            Time to be Devoted
      Name                    Compensation            LGW's Business
      ----                    ------------          ------------------

      C.J. Eiras               $250,000             40 hours per week
      Lowell Newman           $  90,000             40 hours per week
      Steven Dodge            $  90,000             40 hours per week

Long Term Incentive Plans - Awards in Last Fiscal Year
------------------------------------------------------

      None

Employee Pension, Profit Sharing or Other Retirement Plans
----------------------------------------------------------

      None

Compensation of Directors During Year Ended December 31, 2006
-------------------------------------------------------------

    During our last fiscal year we did not compensate our directors for serving on our Board.

Stock Option and Bonus Plans
----------------------------

      We do not have any stock option or stock bonus plans, although we may adopt these plans in the future.

Transactions With Related Parties
---------------------------------

      During 2006 approximately 76% of Liquor Group Holding's revenues from its wholesale operations were from sales to Florida and Michigan. We use Liquor Group Florida, LLC as our exclusive distributor in Florida. In Michigan, we use Liquor Group Michigan, LLC as our exclusive broker in that state. Liquor Group Florida and Liquor Group Michigan are both controlled by C.J. Eiras, an officer and director of LGW. During 2006 Liquor Group Holding's sales to Liquor Group Florida were approximately $648,000, and Liquor Group Florida had gross income of $886,000 and gross profits of $240,000. In September 2006 Liquor Group Michigan, LLC was formed. During the last four months of 2006 Liquor Group Holdings paid brokerage commissions of $9,101 to Liquor Group Michigan against $195,000 in sales to the state of Michigan. During the last four months of 2006 Liquor Group Michigan had net income of $19,696.

      During the nine months ended September 30, 2007 approximately 75% of Liquor Group Holding's revenues from its wholesale operations were the result of sales to Liquor Group Florida. During the nine months ended September 30, 2007 Liquor Group Holdings paid brokerage commissions of $31,282 to Liquor Group Michigan against sales of $188,037.

      C.J. Eiras, our President and Chief Executive Officer, owns Happy Vodka Corporation. During the year ended December 31, 2006 and the eight months ended August 31, 2007 approximately 31% and 8% respectively of the sales made by Liquor Group Holdings were for products supplied to it by Happy Vodka. We will continue to purchase product from Happy Vodka. We believe the price and terms provided to us by Happy Vodka are the same, if not better, than prices and terms available from our independent suppliers.

                             PRINCIPAL SHAREHOLDERS

      The following table shows, as of October 31, 2007, the share ownership of those persons who own 5% or more of our common and preferred stock and the number and percentage of outstanding shares owned by each of our officers and directors and by all the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment power over his shares.

                                   Number of Shares
                             ------------------------------
                              Common           Series  A          Percent of
Name and Address               Stock        Preferred Stock        Class (1)
----------------             -----------    ---------------      ---------------

C.J. Eiras                     500,000          170,000              15.3%
4600 Touchton Road
Building 100/Suite 150
Jacksonville, FL 32246

Lowell Newman                   50,000            5,000               0.5%
4600 Touchton Road
Building 100, Suite 150
Jacksonville, FL 32246

Steven Dodge                    50,000            5,000               0.5%
39555 Orchard Hill Place
Suite 600
Novi, MI  48375

Jason Bandy                         --               --                 --
1 Corporate Center
Grand Cayman, Cayman Islands
KY1-1204

Arnold Rosen                 1,898,812            7,777               4.2%
7138 Ayrshire Lane
Boca Raton, FL  33496

Jan Philippe Eiras             350,000           10,000               1.5%
6275 University Drive
Suite 37-215
Huntsville, AL  35806

VIGOR Holding Company (2)      500,000          740,683              63.3%
1015 - 255 Atlantic Blvd.
Atlantic Beach, FL  32233

All Officers and Directors
   as a group (6 persons)    3,348,812          938,460              85.4%

(1) Assumes all Series A Preferred shares are converted into shares of our common stock.
(2)  VIGOR Holding Company is controlled by C.J. Eiras.

                              SELLING SHAREHOLDERS

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling shareholders".

      We will not receive any proceeds from the sale of the shares by the selling shareholders. We will pay all costs of registering the shares offered by the selling shareholders. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                                       Share      Percentage
                                      Shares to be    Ownership    Ownership
                           Shares     Sold in this      After       After
Name                       Owned        Offering     Offering (5) Offering (5)
----                       -----      -------------  ------------ ------------

Vigor Holding Co.         500,000        500,000           --              --
Christopher J. Eiras      500,000        500,000           --              --
Gray C. Solomon           350,000        350,000           --              --
Lowell Newman              50,000         50,000           --              --
Steven Dodge               50,000         50,000           --              --
Jan P. Eiras              350,000        350,000           --              --
Louis Maggio               25,000         25,000           --              --
Steven Wang                25,000         25,000           --              --
Louis Frezza               25,000         25,000           --              --
Jerry L. Corwin            25,025         25,025           --              --
                                     -----------
                                       1,900,025 (1)


Arnold Rosen            1,898,812         33,972    1,864,840            19.6%
Steven N. Lippman           6,738          6,738           --              --
Howard Tescher              1,436          1,436           --              --
Jay Valinsky                  692            692           --              --
John A. Coniglio            7,172          7,172           --              --
Ronald Neiwirth            39,000         39,000           --              --
William R. Smith           35,667          8,000       27,667             0.3%
                                         -------
                                          97,010 (2)

Illene Klasfeld and
  Jon Klasfeld, Joint
  Trustees                 10,000         10,000           --              --
Elliot J. Brody            50,000         50,000           --              --
Melvin Getlan               5,000          5,000           --              --
                                       ---------
                                          65,000 (3)

Arnold Rosen              500,000 (4)    500,000           --              --

(1) The selling shareholders owning 1,900,025 shares acquired their shares in connection with the acquisition of Liquor Group Wholesale.

(2) The selling shareholders owning 97,010 shares received their shares in payment of amounts we owed to them.

(3) The selling shareholders owning 65,000 shares purchased their shares from us in a private offering at a price of $2.00 per share.

(4) Arnold Rosen received his 500,000 shares for services rendered.

(5) Does not reflect the conversion of any Series A preferred shares.

      C.J. Eiras, Lowell Lewman, Steven Dodge, Jan P. Eiras and Arnold Rosen are officers and/or directors. No other selling shareholder has, or had, any material relationship with us, or our officers or directors.

      C.J. Eiras controls Vigor Holding Co.

      Arnold Rosen, a director, and William Smith, a former officer and director, have collectively agreed not to sell 1,208,932 shares of our common stock prior to September 1, 2008.

Manner of Sale

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. The shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither LGW nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds from the sale.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      If any selling shareholder enters into an agreement to sell his or her shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

      We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      We are authorized to issue 100,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by us. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

      We are authorized to issue up to 20,000,000 shares of Preferred Stock. Our Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by the Colorado Business Corporation Act, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted take-over of our company.

      In connection with the acquisition of Liquor Group Wholesale, we issued 953,460 shares of our Series A preferred stock to the shareholders of Liquor Group Wholesale. Each Series A preferred share may, at the option of the Holder, be converted into 45 shares of our common stock. Each Series A preferred share is entitled to 45 votes on any matter submitted to our shareholders. Each Series A preferred share is entitled to an annual dividend of $1.00 per share, if such a dividend is authorized by our directors. Our directors are not required to declare any dividends and dividends not declared will not accumulate.

      The Series A preferred shares may not be converted until September 1, 2008. Vigor Holding Company and C.J. Eiras, the largest holders of the Series A preferred shares, have agreed that between September 1, 2008 and August 31, 2012, they will convert not more than 10,000 preferred shares (or 20,000 shares in total) during each year. We will not register any shares of common stock issuable upon the conversion of the Series A preferred shares and it is not expected that a public market will ever develop for the Series A preferred shares.

      Any shares of common stock issuable upon the conversion of the Series A preferred shares will be restricted securities and may, after August 31, 2008, be sold to a market-maker or in brokerage transactions, provided that the amount sold does not, during any three-month period, exceed l% of our outstanding common stock.

Transfer Agent
--------------

      Computershare Trust Co., Inc.
      350 Indiana St., Suite 800
      Golden, CO 80401-5099
      Telephone 303-262-0600
      Fax 303-262-0604.

                                 INDEMNIFICATION

      Our Bylaws authorize indemnification of a director, officer, employee or agent of LGW against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of LGW who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling LGW pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Registration Statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.


                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          Number
                                                                          ------

Audited Financial Statements

Report of Independent Registered Public Accounting Firm                    F-1

Balance sheets as of December 31, 2006 and 2005                            F-2

Statements of operations for the years ended December 31, 2006 and 2005    F-3

Statements of changes in stockholders' deficit for the years ended
   December 31, 2006 and 2005                                              F-4

Statements of cash flows for the years ended December 31, 2006 and 2005    F-5

Notes to financial statements for the years ended December 31, 2006
   and 2005                                                         F-6 - F-17


Interim Unaudited Financial Statements
--------------------------------------

Balance sheet as of September 30, 2007 (unaudited)                        F-19

Statements of operations for the three and nine months
   ended September 30, 2007 (unaudited)                                   F-20

Statements of changes in stockholders' equity for the
   three and nine months ended September 30, 2007 (unaudited)             F-21

Statements of cash flows for the three and nine months
   ended September 30, 2007 (unaudited)                                   F-22

Notes to financial statements for the three and nine months
   ended September 30, 2007 (unaudited)                            F-23 - F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TO THE BOARD OF DIRECTORS
NORTH AMERICAN FOOD AND BEVERAGE CORP.
d/b/a LIQUOR GROUP WHOLESALE, INC.

We have audited the accompanying balance sheets of North American Food and Beverage Corp. d/b/a Liquor Group Wholesale, Inc. (the "Company"), as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the related statements of operations, deficiency in assets, and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has suffered losses from operations and has a negative tangible net worth that raised substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


STEVENS, POWELL & COMPANY, P.A.
Jacksonville, Florida
November 13, 2007

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005

                                                   2006             2005
                                                   ----             ----

ASSETS
 Cash and cash equivalents                       $       80     $      33
                                                 -----------    -----------

      TOTAL ASSETS                               $       80     $      33
                                                 ===========    ===========

LIABILITIES

   Class 4 debtors, claims in bankruptcy
     (Note 2)                                    $3,500,000     $3,500,000
   Due to Internal Revenue Service (Note 6)         135,429        123,203
   Accounts payable                                  59,694         59,694
   Notes payable, unsecured, without interest
    (Note 3)                                         93,400         69,850
                                                 -----------    -----------
Total current liabilities                         3,788,523      3,752,747
                                                 -----------    -----------
COMMITMENTS AND CONTINGENCIES                             -             -
                                                 -----------    -----------
TOTAL LIABILITIES                                 3,788,523      3,752,747
                                                 -----------    -----------

STOCKHOLDERS' DEFICIT

   Common stock, $0.0001 par value, 100,000,000
    shares authorized, 8,717,562 issued and
    outstanding                                         872            872
   Additional paid in capital                       434,099        434,099
   Retained deficit                              (4,223,414)    (4,187,685)
                                                 -----------    -----------
Total stockholders' deficit                      (3,788,443)    (3,752,714)
                                                 -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT      $       80     $       33
                                                 ===========    ===========




     The accompanying notes are an integral part of these financial statements.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                        2006            2005
                                                        ----            ----
OPERATING EXPENSES

      Professional and consulting fees           $      13,265   $      20,214
      Interest expense                                  12,226           8,026
      Telephone                                          2,856           2,899
      Office expense                                       851           1,845
      Automobile and travel                              5,788           1,019
      Postage and delivery                                 238             602
      Storage                                                -             572
      Other                                                505             563
                                                 --------------   -------------
              Total operating expenses                  35,729          35,740
                                                 --------------   -------------
OPERATING LOSS                                          35,729          35,740
                                                 --------------   -------------
OTHER EXPENSES
      Loss on disposal of fixed assets                       -           2,946
                                                 --------------   -------------
              Total other expense                            -           2,946
                                                 --------------   -------------
LOSS BEFORE PROVISION (BENEFIT)
      FOR INCOME TAXES                                  35,729          38,686
                                                 --------------   -------------
PROVISION (BENEFIT) FOR INCOME TAXES (Note 6)
      Current                                                -               -
      Deferred                                               -               -
                                                 --------------   -------------
        Total provision (benefit) for income taxes           -               -
                                                 --------------   -------------
NET LOSS                                         $      35,729    $     38,686
                                                 ==============   =============


     The accompanying notes are an integral part of these financial statements.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                   Common Stock       Additional
                                      Voting            Paid in      Retained     Stockholders'
                               Shares         Amount    Capital       Deficit        Deficit
                             ----------      -------- ----------     --------     -------------

Balance, December 31, 2004   8,717,562     $     872   $ 434,099  $ (4,148,999) $  (3,714,028)

   Net loss                          -             -           -       (38,686)       (38,686)
                             ----------    ----------  ---------- ------------- --------------
Balance, December 31, 2005   8,717,562           872     434,099    (4,187,685)    (3,752,714)

   Net loss                          -             -           -       (35,729)       (35,729)
                             ----------    ----------  ---------- ------------- --------------

Balance, December 31, 2006   8,717,562     $     872   $ 434,099  $ (4,223,414) $  (3,788,443)
                             ==========    ==========  ========== ============= ==============






     The accompanying notes are an integral part of these financial statements.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005



                                                                      2006            2005
                                                                      ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Cash paid to suppliers, professionals, and consultants      $   (23,503)    $   (10,791)
    Increase in notes payable used for operating activities          23,550           8,700
    Interest received                                                     -               -
    Interest paid                                                         -               -
                                                                ------------    ------------
         Net cash provided (used) by operating activities                47          (2,091)
                                                                ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES

            Net cash provided (used) by investing activities              -               -
                                                                ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES

            Net cash provided (used) by financing activities              -               -
                                                                ------------    ------------
NET INCREASE (DECREASE)
     IN CASH AND CASH EQUIVALENTS                                        47          (2,091)

CASH AND CASH EQUIVALENTS, BEGINNING                                     33           2,124
                                                                ------------    ------------
CASH AND CASH EQUIVALENTS, ENDING                               $        80     $        33
                                                                ============    ============
RECONCILIATION OF NET LOSS TO NET CASH
     PROVIDED (USED) BY OPERATING ACTIVITIES
Net loss                                                        $   (35,729)    $   (38,686)
                                                                ------------    ------------
Adjustments to reconcile net loss to net cash provided (used)
   by operating activities:
    Loss on disposal of fixed assets                                      -           2,946
    Changes in assets and liabilities:
      Increase in:
         Accounts payable                                                 -          16,923
         Notes payables                                              23,550           8,700
         Other liabilities                                           12,226           8,026
                                                                ------------    ------------
Total adjustments                                                    35,776          36,595
                                                                ------------    ------------

            Net cash provided (used) by operating activities    $        47     $    (2,091)
                                                                ============    ============






     The accompanying notes are an integral part of these financial statements.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description and Activity - North American Food and Beverage Corp. d/b/a Liquor Group Wholesale, Inc. ("the Company" or "LGW"), is a Colorado corporation that prior to September 1999 conducted its business under the name USA Service Systems, Inc. ("USA"). Between November 1998 and July 1999, USA provided retail stores and manufacturers with product assembly, product demonstrations, point-of-sale product displays, and inventory counts and audits.

As of July 1999, USA had entered into letters of intent for the acquisition of four companies engaged in the same business as that conducted by USA. However, USA was unable to obtain additional equity capital that was needed to finance these acquisitions. In July 1999, USA essentially discontinued its business and made plans to distribute its remaining assets (having a minimal value) to certain officers and directors of USA.

Effective August 31, 1999, USA acquired all of the issued and outstanding shares of East Coast Beverage Corp. ("East Coast"), in exchange for 5,040,000 shares of USA's common stock. In connection with this transaction, the management of USA resigned and was replaced by the management of East Coast. After August 31, 1999, the Company's business involved the development, production, and distribution of Coffee House USA, a proprietary line of all-natural, ready to drink bottled coffee drinks.

In February 2000, USA changed its name to East Coast Beverage Corp.

The Company sold its products through distributors and wholesalers to supermarkets, mass-marketers, convenience stores, drug store chains, and oil company convenience stores. However, the Company was never able to generate a profit. During the year ended December 31, 2000, the Company estimated that it had lost in excess of $10,000,000. The Company has not prepared any financial statements since that date but it is believed that the Company's losses since December 31, 2000 have been substantial.
Because of the Company's inability to raise capital to fund its continuing operating losses, the Company discontinued its bottled coffee operations in October 2001.

On November 27, 2001, William Smith became the sole officer and director of the Company. His objective was to reorganize the Company without the necessity of a bankruptcy proceeding. Mr. Smith's plan was to have substantially all the Company's creditors agree to accept shares of the Company's common stock in settlement of amounts owed to the creditors by the Company. Although many creditors were willing to accept the plan proposed by Mr. Smith, a number of creditors refused to agree to the Smith proposal.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On April 11, 2002, the Company filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida (Case No. 02-22675-BKC-PGH). After its bankruptcy filing, and in accordance with the provisions of the Federal Bankruptcy Code, a committee of the Company's largest unsecured creditors was formed to assist in the reorganization of the Company. The Creditors Committee developed a Plan of Reorganization of the Company that was approved by a majority of the Company's creditors, and confirmed by the Federal Bankruptcy Court on July 8, 2003. A final decree and discharge of trustee was entered in the bankruptcy on January 31, 2005.

Among other things, the Plan of Reorganization provided for the following:

1. The reverse split of East Coast's common stock so that each outstanding share was converted into 1/15th of one share. Since there were 15,704,469 outstanding shares prior to the bankruptcy, 1,046,965 shares were retained by East Coast's shareholders after the reverse split. In addition, each common shareholder received one warrant for each share held after the reverse split. Each warrant entitles the holder to purchase one share of East Coast's common stock at a price of $1.75 per share at any time prior to January 1, 2008.

2. The issuance of 2,000,000 shares of East Coast's common stock to Royal Brokerage Group in exchange for 10% of the gross revenues which may be received by Royal from the sale of olive oil products.

3. Unsecured creditors (Class 4 creditors) could either obtain payment of their claims, up to a maximum of $3,500,000 from a percentage of East Coast's profits over time or convert their debt into shares of LGW's common stock at a conversion rate of $1.75 per share.

4. The change of East Coast's name to North American Food and Beverage Corp. ("North American").

When it became apparent that commissions from the sale of olive oil would generate little, if any, revenues which could be used to pay its creditors, North American (formerly East Coast) began to look for a privately held corporation which would be interested in a merger to take advantage of North American's net operating losses and shareholder base.

In 2006, North American began discussions with Liquor Group Holdings LLC, a Florida limited liability company, which, since 2002, has been engaged in the wholesale and state level distribution of liquor.

In January 2007, North American signed an agreement to acquire Liquor Group Wholesale, Inc. ("Liquor Group Wholesale") in return for shares of North American's common and Series A preferred stock.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Liquor Group Wholesale is a Florida corporation, which was formed in September 5, 2007, to take over the wholesale alcohol distribution operations of Liquor Group Holdings. Pursuant to an agreement between LGW and Liquor Group Holdings, LGW manages all wholesale operations and receives all net profits generated from the wholesale distribution of liquor to the customers of Liquor Group Holdings. Liquor Group Holdings was organized in Florida in 2002 and distributes alcohol products on behalf of manufacturers in 31 U.S. states.

The acquisition of Liquor Group Wholesale was contingent upon the following:

1. The return and cancellation of up to 2,000,000 shares of North American's common stock.

2. Persons holding Class 4 creditor claims of not less than $3,250,000 agreeing to waive any right they may have to any distributions contemplated by the Plan of Reorganization and accepting one share of North American's common stock in full settlement of each $24.50 owed to them by North American.

On August 31, 2007, North American met these contingencies and acquired Liquor Group Wholesale in consideration for the issuance of the shares of North American's common and Series A Preferred stock (see Note 8).

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company has recorded a deferred tax asset of approximately $9,644,000 and $9,631,000 at December 31, 2006 and 2005, respectively, which is completely offset by a valuation allowance. Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are modified or as net operating loss carryforward periods expire.

Cash and Equivalents - For purposes of the statement of cash flows, the Company considers cash and highly liquid securities (consisting of a non-interest-bearing checking account) with an original maturity or redemption option of three months or less to be cash and equivalents.

During 2006 and 2005, the Company maintained cash and equivalents with a bank. Bank deposits are insured by the FDIC up to $100,000. The Company may, from time to time, maintain balances in excess of these insured limits.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes - The Company accounts for income taxes under the liability method according to Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Through December 31, 1998, the Company had elected, with the consent of the stockholders, to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of the Company is reflected by the stockholders on their personal income tax returns. Effective January 1, 1999, in contemplation of issuing preferred stock, the Company terminated its S Corporation status.

Net Loss Per Share - During 2006 and 2005, the Company had average common shares outstanding totaling 8,717,562 and the net loss per share was $0.004 for both 2006 and 2005.

Fair Value of Financial Instruments - The carrying values of cash and equivalents, notes payable, and other liabilities, approximate their fair values due to the short maturity of these instruments.

Comprehensive Income - The items affecting comprehensive income are not material to the financial statements and, accordingly, are not presented herein.

Recent Accounting Pronouncements - In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing Financial Assets, an amendment of SFAS No. 140 ("SFAS 156"). This statement amends SFAS 140 to require that all separately recognized servicing assets and liabilities be initially measured at fair value, if practical. The effective date of this statement is as of the beginning of its first fiscal year that begins after September 15, 2006; however, early adoption is permitted as of the beginning of any fiscal year, provided the entity has not issued financial statements for the interim period. The initial recognition and measurement of servicing assets and servicing liabilities are required to be applied prospectively to transactions occurring after the effective date. The adoption of SFAS 156 is not expected to have a material impact on the Company's financial position, results of operations, or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the Company's financial position, results of operations, or liquidity.

In September, 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS 157"). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. In developing this statement, the FASB considered the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to materially impact the Company's financial position, results of operations, or liquidity.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. Management has analyzed SAB 108 and determined that upon adoption it will have no impact on the Company's reported results of operations or financial conditions.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115 ("SFAS 159"). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

measurement, which is consistent with the Board's long-term measurement objectives for accounting for financial instruments. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company not completed its evaluation of this statement; however, the initial assessment is that adoption will not materially impact its financial position, results of operations, or liquidity.

In June 2007, the FASB ratified an Emerging Issues Task Force (EITF) consensus regarding Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards, which becomes effective for us on January 1, 2008. Management has not completed its review of this guidance, but expects the effect upon implementation will not materially impact the Company's financial position, results of operations, or liquidity.

Also, recently, the FASB has issued several proposals to amend, supersede, or interpret existing accounting standards, which may impact our financial statements at a later date:

     o    Proposed amendment to SFAS 128, Earnings per Share;
     o    Proposed replacement of SFAS 141 regarding Business Combinations; and
     o Proposed replacement of Accounting Research Bulletin No. 151 regarding Consolidated Financial Statements, Including Accounting and Reporting for Noncontrolling Interests.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to our financial statements.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained substantial operating losses and negative cash flows from operations since inception. In the absence of achieving profitable operations and positive cash flows from operations or obtaining additional debt or equity financing, the Company may have difficulty meeting current obligations.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 2 - GOING CONCERN (Continued)

Plan of Operation - Following its bankruptcy filing, the Company planned to derive revenue from the sale of olive oil products and the sale of beverages. The Company was not successful in implementing this business plan.

In 2006, the Company began negotiating with Liquor Group Holdings, LLC, a Florida limited liability company, which, since 2002, has been engaged in the wholesale and retail distribution of liquor. In 2007, the Company reached an agreement with Liquor Group to acquire Liquor Group Wholesale, Inc. ("LGW"), in return for shares of the Company's common stock and preferred stock (see Notes 1 and 8 for additional information).

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial obligations. Management believes that actions presently being taken, as described in the preceding paragraph, provide the opportunity for the Company to continue as a going concern.

NOTE 3 - NOTES PAYABLE

The Company has recorded demand notes payable totaling $93,400 and $69,850 at December 31, 2006 and 2005, respectively, to certain related parties. The Company had been negotiating to convert this debt to common stock. However, the total amount outstanding is in dispute with three of the four creditors. As of September 30, 2007, those creditors have demanded amounts totaling $128,908 (including interest of $26,232). The principal balance of $78,900 reflected in the Company records for these creditors was based on advances deposited into Company bank accounts, which totaled $78,900, excluding interest. Accordingly, the amounts in dispute at September 30, 2007, total $50,008 including interest. In addition, these creditors have indicated that they do not plan to convert any of this debt to common stock. The fourth creditor with $14,500 has agreed to convert this debt for 8,000 shares of common stock in 2007.

NOTE 4 - STOCKHOLDERS' DEFICIT

Preferred Stock - The Company is authorized to issue up to 20,000,000 shares of preferred stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by the Colorado Business Corporation Act, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of the Company. At December 31, 2006 and 2005, no preferred stock had been issued.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 4 - STOCKHOLDERS' DEFICIT (Continued)

Common Stock - The Company is authorized to issue 100,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There is no conversion, redemption, sinking fund, or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

NOTE 5 - RELATED PARTY TRANSACTIONS

In addition to the Notes Payable (see Note 3) outstanding to Mr. William R. Smith and related parties, the Company has expensed consulting and other fees to Mr. Smith and related parties in 2006 and 2005 totaling $13,265 and $4,237, respectively.

All other obligations to related parties have been cancelled either in the confirmed Plan of Reorganization or pursuant to the transaction with LGW (see
Note 2).

NOTE 6 - INCOME TAXES

The components of the income tax benefit for the years ended December 31, 2006 and 2005, were as follows:
                                                    Years Ended December 31,
                                                      2006             2005
                                                      ----             ----
   Current Benefit:
      Federal                                      $      -         $      -
      State                                               -                -
   Deferred Benefit:
      Federal                                       (11,440)         (12,387)
      State                                          (1,959)          (2,121)
   Increase in Valuation Allowance                   13,399           14,508
                                                   ---------        ---------
         Total income tax provision                $      -         $      -
                                                   =========        =========

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 6 - INCOME TAXES (Continued)

The major elements contributing to the difference between the income tax benefit and the amount computed by applying the federal statutory tax rate of 34% to loss before income taxes are as follows for 2006 and 2005:

                                                    Years Ended December 31,
                                                      2006             2005
                                                      ----             ----

   Tax benefit at U.S. Statutory rates             $(11,440)        $(12,387)
   State income tax benefit                          (1,959)          (2,121)
   Change in valuation allowance                     13,399           14,508
                                                  ----------        ---------
      Income tax benefit                          $       -         $      -
                                                  ==========        =========


At December 31, 2006 and 2005, the Company had deferred tax assets of $9,644,000 and $9,631,000, respectively, principally comprised of net operating losses. The deferred tax assets were offset by a valuation allowance in the same amount. Deferred tax assets, net of a valuation allowance, are recorded when management believes it is more likely than not that tax benefits will be realized.

The Company has net operating loss carryforwards totaling approximately $25.8 million that begin expiring in 2014.

Prior to July 2003, the Company failed to pay its withheld income and employment taxes for its employees. In 2003, the Company entered into an installment agreement to pay 36 equal payments of $5,710 to satisfy its obligation. Payments were discontinued in late-2004, and on June 8, 2006, the Internal Revenue Service filed a Notice of Federal Tax Lien in the amount of $128,762. The Company has estimated its liability at December 31, 2006 and 2005, at $135,429 and $123,203, respectively. However, the Company has been negotiating a reduction in the remaining amount due.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Contingencies - The Company is involved in various claims and legal proceedings of a nature considered normal to its business. The Company believes that the results of these claims will not have a material adverse effect on the Company's financial condition.

In connection with the confirmed Plan of Reorganization, various obligations including leases, employment agreements, options, and other commitments were discharged in bankruptcy. Additional obligations have been limited or otherwise canceled in connection with the LGW transaction (see Note 2).

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 8 - SUBSEQUENT EVENTS

On January 31, 2007, the Securities Exchange Commission conducted its administrative proceedings against the Company, which included revocation of the Company's securities that at the time were traded under the symbol "NFBC" on the over-the-counter markets.

On January 28, 2007, an agreement was executed whereby the Company acquired all the issued and outstanding stock of Liquor Group Wholesale Inc. ("LGW"), in exchange for shares of the Company's common (to a maximum of 49.9%) stock and preferred stock. LGW is a Florida-based corporation. As part of the agreement, the Company is offering up to 1,125,000 shares through a private offering at $2.00 per share.

On August 31, 2007, North American met these contingencies and acquired Liquor Group Wholesale in consideration for the issuance of the shares of North American's common and Series A Preferred stock. Each Series A preferred share may, at the option of the Holder, be converted into 45 shares of LGW's common stock. Each Series A preferred share is entitled to 45 votes on any matter submitted to the shareholders of LGW. Each Series A preferred share is entitled to an annual dividend of $1.00 per share, if such a dividend is authorized by LGW's directors. LGW's directors are not required to declare any dividends, and dividends not declared will not accumulate.

The Series A preferred shares may not be converted until September 1, 2008. Vigor Holding Company and C.J. Eiras, the largest holders of the Series A preferred shares, have agreed that, unless LGW is sold or merged into an unaffiliated corporation, between September 1, 2008 and August 31, 2012 they will convert not more than 10,000 preferred shares (or 20,000 shares in total) each year. LGW will not register any shares of common stock issuable upon the exercise of the Series A preferred shares, and it is not expected that a public market will ever develop for the Series A preferred shares.

The shares of common stock outstanding after the acquisition of Liquor Group Wholesale, and as of September 30, 2007, as well as the shares that may be issued upon the conversion of the Series A preferred stock and the exercise of outstanding warrants are shown below:

   Shares outstanding prior to acquisition of Liquor
   Group Wholesale                                                  8,717,562

   Shares of common stock issued to the shareholders of
    Liquor Group Wholesale                                          2,000,000
   Shares issued to Class 4 creditors in settlement of their
    claims                                                            124,985
   Shares returned to treasury and cancelled                       (2,000,000)
   Shares issued to Arnold Rosen for his services in structuring
      the acquisition of Liquor Group Holdings                        500,000
   Shares issued to Arnold Rosen in payment of amounts advanced to
          or on behalf of LGW                                          33,972

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 8 - SUBSEQUENT EVENTS (Continued)

   Shares issued to unrelated third parties in payment of amounts
    owed by LGW prior to the acquisition of Liquor Group Holdings      63,038
   Shares sold to private investors at a price of $2.00 per share      65,000
                                                                 -------------
                                                                    9,504,557
      Shares that may be issued in the future:
         Shares issuable upon exercise of outstanding warrants      1,046,965(1)
         Potential number of shares issuable upon conversion
            of Series A preferred shares                           42,905,700(2)
                                                                 -------------
            Total potential outstanding shares                     53,457,222
                                                                 =============

(1) As part of its bankruptcy plan North American (now LGW) issued warrants to its shareholders. Each warrant entitles the holder to purchase one share of LGW's common stock at a price of $1.75 per share. The warrants expire on January 1, 2008.

(2) Any shares of common stock issuable upon the conversion of the Series A preferred shares will be restricted securities and may, after August 31, 2008, be sold to a market-maker or in brokerage transactions, provided that the amount sold does not, during any three-month period, exceed 1% of LGW's outstanding common stock.

     The following table outlines, for the periods presented, the maximum increase in LGW's outstanding common shares upon the allowable conversion of the Series A preferred shares and the shares of LGW's common stock available for resale upon the conversion of the preferred shares. The numbers in the table assume there is no change in the control of LGW prior to September 30, 2012.

            2008                                               -0-
            2009                                         2,225,000
            2010                                           900,000
            2011                                           900,000
            2012                                           900,000
                                                      ------------
                                                         4,925,000
            Shares issuable upon conversion of all
            remaining Series A Preferred shares         37,980,700*
                                                        ----------

            Total                                       42,905,700
                                                        ==========

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 8 - SUBSEQUENT EVENTS (Continued)

     * This total is not the number of common shares that can be sold, but only the total number of shares allowed to be converted. There is a restriction that the amount of common shares allowed to be sold during any three-month period, cannot exceed 1% of LGW's outstanding common stock.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.


                     INTERIM UNAUDITED FINANCIAL STATEMENTS
                          FOR THE THREE AND NINE MONTHS
                            ENDED SEPTEMBER 30, 2007

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                                  BALANCE SHEET
                         SEPTEMBER 30, 2007 (UNAUDITED)


ASSETS
    Cash and cash equivalents                                    $     47,486
    Accounts receivable                                             1,591,067
                                                                 -------------

              Total current asssets                                 1,638,553
                                                                 -------------

              TOTAL ASSETS                                       $  1,638,553
                                                                 =============
LIABILITIES

    Accounts payable                                             $  1,243,578
    Due to Internal Revenue Service                                   145,931
    Notes payable, unsecured, without interest                         78,900
                                                                 -------------

              Total current liabilities                             1,468,409
                                                                 -------------
COMMITMENTS AND CONTINGENCIES                                               -
                                                                 -------------

              TOTAL LIABILITIES                                     1,468,409
                                                                 -------------
STOCKHOLDERS' EQUITY
    Convertible preferred stock, Series A, $0.0001 par value,
      2,000,000 shares authorized, 953,460 issued and outstanding          95
    Common stock, $0.0001 par value, 100,000,000 shares
      authorized, 9,504,557 issued and outstanding                        951
    Additional paid in capital                                        158,887
    Retained earnings                                                  10,211
                                                                 -------------
              Total stockholders' equity                              170,144
                                                                 -------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $  1,638,553
                                                                 =============


     The accompanying notes are an integral part of these financial statements.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                            STATEMENTS OF OPERATIONS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)


                                        Three months ended     Nine months ended
                                        September 30, 2007    September 30, 2007
                                        ------------------    ------------------

REVENUE
    Sales                                 $      97,983       $       97,983
    Cost of sales                                61,188               61,188
                                        ------------------    ------------------
    Gross profit on sales                        36,795               36,795
                                        ------------------    ------------------
EXPENSES
    Insurance                                    16,440               16,440
    Licenses and fees                             8,000                8,000
    Telephone                                     2,000                2,000
    Rent                                          1,000                1,000
    Bank service charges                            203                  203
                                        ------------------    ------------------
         Total operating expenses                27,643               27,643
                                        ------------------    ------------------
OPERATING INCOME                                  9,152                9,152
                                        ------------------    ------------------
OTHER INCOME                                      1,059                1,059
                                        ------------------    ------------------
INCOME BEFORE PROVISION (BENEFIT)
    FOR INCOME TAXES                             10,211               10,211
                                        ------------------    ------------------

PROVISION (BENEFIT) FOR INCOME TAXES
    Current                                      80,565               80,565
    Deferred                                    (80,565)             (80,565)
                                        ------------------    ------------------
  Total provision (benefit) for income taxes         --                   --
                                        ------------------    ------------------
NET INCOME                              $        10,211       $       10,211
                                        ==================    ==================




     The accompanying notes are an integral part of these financial statements.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)



                                   Preferred Stock           Common Stock        Additional      Retained
                                     Convertible                Voting             Paid in       Earnings      Stockholders'
                                 Shares        Amount    Shares        Amount      Capital       (Deficit)        Equity

Balance, December 31, 2006            -     $       -   8,717,562   $     872  $   434,099    $(4,223,414)      $(3,788,443)
 Issuance of common stock
  for cash                            -             -      65,000           7      129,993              -           130,000

Issuance of common stock in
 exchange for debt, vendor
 payables, and services               -             -     721,995          72    3,606,005              -         3,606,077

Shares issued in reverse
 acquisition                    953,460            95   2,000,000           -   (4,040,104)     4,040,009                 -

Shares canceled in reverse
 acquisition                          -             -  (2,000,000)          -            -              -                 -

Contributed assets, net of
 liabilities assumed and costs
 of reverse acquisition               -             -           -           -       28,894        183,405           212,299

  Net income                          -             -           -           -            -         10,211            10,211
                               ---------    ---------- -----------  ---------- ------------  -------------      ------------
Balance, September 30, 2007     953,460     $      95   9,504,557   $     951  $   158,887   $     10,211       $   170,144
                               =========    ========== ===========  ========== ============  =============      ============




     The accompanying notes are an integral part of these financial statements.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                            STATEMENTS OF CASH FLOWS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)



    Three months ended  Nine months ended
                                                        September 30, 2007     September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
   Cash received from customers and other                 $      8,749           $      8,749
   Cash paid to suppliers, professionals, and
     consultants                                               (91,283)               (91,343)
   Increase in notes payable used for operating activities           -                      -
                                                          -------------          -------------

        Net cash used by operating activities                  (82,534)               (82,594)
                                                          -------------          -------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Net cash provided (used) by investing activities               -                      -
                                                          -------------          -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from common stock issued                           130,000                130,000
                                                          -------------          -------------
        Net cash provided by financing activities              130,000                130,000
                                                          -------------          -------------
NET DECREASE  IN CASH AND CASH EQUIVALENTS                      47,466                 47,406

CASH AND CASH EQUIVALENTS, BEGINNING                                20                     80
                                                          -------------          -------------

CASH AND CASH EQUIVALENTS, ENDING                         $     47,486           $     47,486
                                                          =============          =============
RECONCILIATION OF NET INCOME TO NET
 CASH USED BY OPERATING ACTIVITIES
   Net income                                             $     10,211           $     10,211
                                                          -------------          -------------
   Adjustments to reconcile net income to net cash
      used by operating activities:
        Stock issued for services                               59,501                 59,501
        Changes in net assets transferred in reverse
              Acquisition                                     (212,299)              (212,299)
        Changes in assets and liabilities:
             Accounts receivable                               (90,293)               (90,293)
             Accounts payable                                   11,918                 11,918
             Other liabilities                                 138,428                138,368
                                                          -------------          -------------
Total adjustments                                              (92,745)               (92,805)
                                                          -------------          -------------

        Net cash used by operating activities             $    (82,534)          $    (82,594)
                                                          =============          =============
SUPPLEMENTAL DISCLOSURES OF NON-CASH ITEMS
   Exchange of debt, vendor payables, and services
        for common stock                                  $  3,606,077           $  3,606,077
                                                          =============          =============




     The accompanying notes are an integral part of these financial statements.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed financial statements include the accounts of the North American Food and Beverage Corp. d/b/a Liquor Group Wholesale, Inc. (the "Company" or "LGW"). The Company's primary business activity is wine and spirits wholesale distribution, and it operates in only one reportable industry segment. References to the Company or LGW throughout these condensed financial statements may be made using the first-person notations of "we," "our," and "us." The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and to general practices within the wine and spirits wholesale distribution industry.

Our condensed financial statements for the three and nine months ended September 30, 2007, have not been audited and do not include information or footnotes necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. In management's opinion, the accompanying condensed financial statements contain all adjustments, which are of a normal recurring nature, necessary for a fair presentation. Our results of operations for the interim periods are not necessarily indicative of the results that may be expected for an entire year. The accounting policies followed by us are set forth in the financial statements for the years ended December 31, 2006 and 2005, and are incorporated herein by reference.

In January 2007, North American Food and Beverage Corp. ("North American") signed an agreement to acquire LGW in return for shares of North American's common and Series A preferred stock.

LGW is a Florida corporation, which was formed in September 5, 2007, to take over the wholesale alcohol distribution operations of Liquor Group Holdings. Pursuant to an agreement between LGW and Liquor Group Holdings, LGW manages all wholesale operations and receives all net profits generated from the wholesale distribution of liquor to the customers of Liquor Group Holdings. Liquor Group Holdings was organized in Florida in 2002 and distributes alcohol products on behalf of manufacturers in 31 U.S. states.

The acquisition of LGW was contingent upon the following:

1. The return and cancellation of up to 2,000,000 shares of North American's common stock.

2. Persons holding Class 4 creditor claims arising from North American's bankruptcy filing of not less than $3,250,000 agreeing to waive any right they may have to any distributions contemplated by the Plan of Reorganization and accepting one share of North American's common stock in full settlement of each $24.50 owed to them by North American.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On August 31, 2007, North American met these contingencies and acquired Liquor Group Wholesale in consideration for the issuance of the shares of North American's common and Series A Preferred stock (see Note 8). In September 2007, LGW transferred trade receivables of $1,500,774, trade payables of $1,171,966, and other costs of $116,509 in connection with the reverse acquisition, resulting in a net contribution of $212,299. For financial reporting purposes, the merger has been accounted for as a recapitalization of LGW with LGW viewed as the accounting acquirer in what is commonly called a reverse acquisition.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company has recorded a deferred tax asset of approximately $9.5 million at September 30, 2007, which is completely offset by a valuation allowance. Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are modified or as net operating loss carryforward periods expire.

Revenue Recognition - Revenue from product sales is recognized by the Company when title and risk of loss passes to the distributor, which generally occurs upon shipment from the manufacturing facilities or third party storage facilities.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. Trade receivables terms are generally 30 days. The Company performs services and extends credit based on an evaluation of the customers' financial condition without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

Income Taxes - The Company accounts for income taxes under the liability method according to Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Rent - The Company leases facilities and equipment using short term lease agreements. The Company is responsible for maintenance, taxes, and other operating costs. During the three and nine months ended September 30, 2007, rent expense totaled $1,000.

Net Income Per Share - During the three and nine months ended September 30, 2007, the Company had average common shares outstanding totaling 8,739,540 and 8,724,969, respectively. Under the treasury method, the fully diluted common shares outstanding for the same periods totaled 22,730,529 and 13,439,881, respectively. For purposes of calculating fully diluted common shares outstanding, we assumed that all of the preferred stock would be converted as of September 1, 2007. The basic earnings per common share for both the three and nine months ended September 30, 2007, was $0.001. The fully diluted earnings per common share for the same periods totaled $0.001 and $-0-, respectively.

Fair Value of Financial Instruments - The carrying values of cash and equivalents, notes payable, and other liabilities, approximate their fair values due to the short maturity of these instruments.

Comprehensive Income - The items affecting comprehensive income are not material to the financial statements and, accordingly, are not presented herein.

Comparative Financial Statements - Comparative financial statements for the three and nine months ended September 30, 2006, for North American have not been presented since North American was essentially dormant during 2006.

Recent Accounting Pronouncements - In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing Financial Assets, an amendment of SFAS No. 140 ("SFAS 156"). This statement amends SFAS 140 to require that all separately recognized servicing assets and liabilities be initially measured at fair value, if practical. The effective date of this statement is as of the beginning of its first fiscal year that begins after September 15, 2006; however, early adoption is permitted as of the beginning of any fiscal year, provided the entity has not issued financial statements for the interim period. The initial recognition and measurement of servicing assets and servicing liabilities are required to be applied prospectively to transactions occurring after the effective date. The adoption of SFAS 156 did not have a material impact on our financial position, results of operations, or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

penalties, accounting in interim periods, disclosures, and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on our financial position, results of operations, or liquidity.

In September, 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS 157"). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. In developing this statement, the FASB considered the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to materially impact our financial position, results of operations, or liquidity.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. Management has analyzed SAB 108 and determined that upon adoption it will have no impact on our reported results of operations or financial conditions.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115 ("SFAS 159"). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement, which is consistent with the Board's long-term measurement objectives for

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accounting for financial instruments. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. We have not completed our evaluation of this statement; however, the initial assessment is that adoption will not materially impact our financial position, results of operations, or liquidity.

In June 2007, the FASB ratified an Emerging Issues Task Force (EITF) consensus regarding Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards, which becomes effective for us on January 1, 2008. Management has not completed its review of this guidance, but expects the effect upon implementation will not materially impact our financial position, results of operations, or liquidity.

Also, recently, the FASB has issued several proposals to amend, supersede, or interpret existing accounting standards, which may impact our financial statements at a later date:

     o    Proposed amendment to SFAS 128, Earnings per Share;
     o    Proposed replacement of SFAS 141 regarding Business Combinations; and
     o Proposed replacement of Accounting Research Bulletin No. 151 regarding Consolidated Financial Statements, Including Accounting and Reporting for Noncontrolling Interests.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to our financial statements.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained substantial operating losses and negative cash flows from operations since inception. In the absence of achieving profitable operations and positive cash flows from operations or obtaining additional debt or equity financing, the Company may have difficulty meeting current obligations.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 3 - MAJOR CUSTOMERS

Individual accounts receivable balances at September 30, 2007, in excess of 10% of total accounts receivable to affiliated and unaffiliated customers were as follows:

                                                              % of Accounts
                                                     Amount   Receivable, Net
                                                     ------   ---------------
   Affiliated Customers
      Liquor Group Florida                        $1,321,339         83%

   Unaffiliated Customers
      ABC Michigan                                $  209,596         13%

Sales to affiliated customers, Liquor Group Florida and Liquor Group Holdings, were approximately 48% and 22%, respectively, and for ABC Michigan, approximately 30%.

NOTE 4 - NOTES PAYABLE

The Company has recorded demand notes payable totaling $93,400 at December 31, 2006, to certain related parties. The Company had been negotiating to convert this debt to common stock. However, the total amount outstanding is in dispute with three of the four creditors. As of September 30, 2007, those creditors have demanded amounts totaling $128,908 (including interest of $26,232). The principal balance of $78,900 reflected in the Company records for these creditors was based on advances deposited into Company bank accounts, which totaled $78,900, excluding interest. Accordingly, the amounts in dispute at September 30, 2007, total $50,008 including interest. In addition, these creditors have indicated that they do not plan to convert any of this debt to common stock. The fourth creditor with $14,500 has agreed to convert this debt for 8,000 shares of common stock effective September 30, 2007.

NOTE 5 - INCOME TAXES

The provision (benefit) for income taxes on income is summarized as follows (dollars in thousands):

                                           For the three        For the nine
                                            months ended        months ended
                                         September 30, 2007   September 30, 2007
                                         ------------------   ------------------
         Current:
             Federal                        $   68,790           $   68,790
             State                              11,775               11,775
                                           -----------          -----------
                                            $   80,565           $   80,565
                                            ----------           ----------

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 5 - INCOME TAXES (Continued)

                                           For the three        For the nine
                                            months ended        months ended
                                         September 30, 2007   September 30, 2007
                                         ------------------   ------------------
         Deferred:
             Federal                         $ (68,790)          $  (68,790)
             State                             (11,775)             (11,775)
                                            -----------          -----------
                                            $  (80,565)          $  (80,565)
                                            -----------          -----------

       Total income tax provision (benefit) $        -           $        -
                                            ===========          ===========

The major elements contributing to the difference between the income tax benefit and the amount computed by applying the federal statutory tax rate of 34% to loss before income taxes are as follows for the three and nine months ended September 30, 2007:

                                           For the three         For the nine
                                            months ended         months ended
                                         September 30, 2007   September 30, 2007
                                         ------------------   ------------------

   Tax benefit at U.S. Statutory rates     $     3,472          $     3,472
   Taxable reverse acquisition costs, net       69,574               69,574
   State income tax                              7,519                7,519
   Utilization of net operating losses         (80,565)             (80,565)
                                           ------------         ------------
         Income tax provision (benefit)    $         -          $         -
                                           ============         ============


At September 30, 2007, the Company had deferred tax assets of $9.5 million, principally comprised of net operating losses. The deferred tax assets were offset by a valuation allowance in the same amount.

For the three and nine months ended September 30, 2007, net operating losses of $222,510 were used to offset taxable income, which resulted in utilization of deferred tax assets of $80,565. Deferred tax assets, net of a valuation allowance, are recorded when management believes it is more likely than not that tax benefits will be realized. The Company has net operating loss carryforwards totaling approximately $25.6 million that begin expiring in 2014.

At September 30, 2007, the Company has an outstanding Federal Tax Lien of $128,762, plus accrued interest, for an estimated liability of $145,931. However, the Company has been negotiating a reduction in the remaining amount due.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 6 - STOCKHOLDERS' EQUITY

Preferred Stock - The Company is authorized to issue up to 20,000,000 shares of preferred stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by the Colorado Business Corporation Act, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of the Company.

In connection with the reverse acquisition of LGW, the Company issued 953,460 shares of its Series A preferred stock to the shareholders of Liquor Group Wholesale. Each Series A preferred share may, at the option of the Holder, be converted into 45 shares of LGW's common stock. Each Series A preferred share is entitled to 45 votes on any matter submitted to the shareholders of LGW. Each Series A preferred share is entitled to an annual dividend of $1.00 per share, if such a dividend is authorized by LGW's directors. LGW's directors are not required to declare any dividends, and dividends not declared will not accumulate.

The Series A preferred shares may not be converted until September 1, 2008. Vigor Holding Company and C.J. Eiras, the largest holders of the Series A preferred shares, have agreed that between September 1, 2008 and August 31, 2012, they will convert not more than 10,000 preferred shares (or 20,000 shares in total) during each year. LGW will not register any shares of common stock issuable upon the conversion of the Series A preferred shares, and it is not expected that a public market will ever develop for the Series A preferred shares.

Arnold Rosen, a director of LGW, and William Smith, a former officer and director of LGW, have collectively agreed not to sell 1,208,932 shares of LGW's common stock prior to September 1, 2008.

Common Stock - The Company is authorized to issue 100,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 6 - STOCKHOLDERS' EQUITY (Continued)

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There is no conversion, redemption, sinking fund, or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

The following is a recap of the activity in common stock:

   Shares outstanding prior to acquisition of Liquor
   Group Wholesale                                                  8,717,562

   Shares of common stock issued to the shareholders of Liquor
    Group Wholesale                                                 2,000,000
   Shares issued to Class 4 creditors in settlement of their
    claims                                                            124,985
   Shares returned to treasury and cancelled                       (2,000,000)
   Shares issued to Arnold Rosen for his services in structuring
    the acquisition of Liquor Group Holdings                          500,000
   Shares issued to Arnold Rosen in payment of amounts advanced
    to or on behalf of LGW                                             33,972
   Shares issued to unrelated third parties in payment of amounts
      owed by LGW prior to the acquisition of Liquor Group Holdings    63,038
   Shares sold to private investors at a price of $2.00 per share      65,000
                                                                   -----------
                                                                    9,504,557
      Shares that may be issued in the future:
         Shares issuable upon exercise of outstanding warrants      1,046,965(1)
         Potential number of shares issuable upon conversion
            of Series A preferred shares                           42,905,700(2)
                                                                   -----------
            Total potential outstanding shares                     53,457,222
                                                                   ===========

(1) As part of its bankruptcy plan North American (now LGW) issued warrants to its shareholders. Each warrant entitles the holder to purchase one share of LGW's common stock at a price of $1.75 per share. The warrants expire on January 1, 2008.

(2) Any shares of common stock issuable upon the conversion of the Series A preferred shares will be restricted securities and may, after August 31, 2008, be sold to a market-maker or in brokerage transactions, provided that the amount sold does not, during any three-month period, exceed 1% of LGW's outstanding common stock.

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                       d/b/a LIQUOR GROUP WHOLESALE, INC.

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 6 - STOCKHOLDERS' EQUITY (Continued)

The following table outlines, for the periods presented, the maximum increase in LGW's outstanding common shares upon the allowable conversion of the Series A preferred shares and the shares of LGW's common stock available for resale upon the conversion of the preferred shares. The numbers in the table assume there is no change in the control of LGW prior to September 30, 2012.

         2008                                             -0-
         2009                                         2,225,000
         2010                                           900,000
         2011                                           900,000
         2012                                           900,000
                                                   ------------
                                                      4,925,000
         Shares issuable upon conversion of all
          remaining Series A Preferred shares        37,980,700*
                                                   ------------
                Total                                42,905,700
                                                   ============

     * This total is not the number of common shares that can be sold, but only the total number of shares allowed to be converted. There is a restriction that the amount of common shares allowed to be sold during any three-month period, cannot exceed 1% of LGW's outstanding common stock.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Contingencies - The Company is involved in various claims and legal proceedings of a nature considered normal to its business. The Company believes that the results of these claims will not have a material adverse effect on the Company's financial condition.

In connection with the confirmed Plan of Reorganization, various obligations including leases, employment agreements, options, and other commitments were discharged in bankruptcy. Additional obligations have been limited or otherwise canceled in connection with the LGW transaction (see Notes 2 and 4).

The Company has attempted to contact all of its Class 4 debtors with the exchange offer discussed in Note 1. Substantially all of the debtors have agreed to the exchange of debt for Company stock; however, a number of the creditors have not responded or are out of business. The Company has estimated its maximum unsettled contingent claims at $250,000, all of which expire in January 2008. Based on the high probability that none of these claims will be presented before the expiration date, and if presented, the claims would be settled by issuing common stock; therefore, no liability has been recorded in the balance sheet for these claims at September 30, 2007.

                                TABLE OF CONTENTS
                                                                            Page
PROSPECTUS SUMMARY ............................................
RISK FACTORS ..................................................
USE OF PROCEEDS ...............................................
MARKET FOR COMMON STOCK .......................................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION ....................................
BUSINESS.......................................................
MANAGEMENT ....................................................
PRINCIPAL SHAREHOLDERS.........................................
SELLING SHAREHOLDERS...........................................
DESCRIPTION OF SECURITIES......................................
INDEMNIFICATION ...............................................
AVAILABLE INFORMATION..........................................
FINANCIAL STATEMENTS...........................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Security Devices. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

                                     PART II

                     Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

     The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 25. Other Expenses of Issuance and Distribution.

      The following table lists the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered. Although no expenses will be charged to the selling stockholders, it is estimated that the cost of registering the shares to be offered by the selling shareholders will be $2,000, which is included as part of the total costs of the offering shown below.

         SEC Filing Fee                                       $     158
         Blue Sky Fees and Expenses                                 500
         Printing Expenses                                          100
         Legal Fees and Expenses                                 30,000
         Accounting Fees and Expenses                            30,000
         Miscellaneous Expenses                                   4,242
                                                              ---------
                  TOTAL                                         $65,000
                                                              =========

         All expenses other than the SEC filing fee are estimated.

Item 26. Recent Sales of Unregistered Securities.

      The following lists all shares issued by the Company since July 31, 2003 which were not registered with the Securities and Exchange Commission.

Common Stock - Group A
----------------------

Name                                 Shares
----                                 ------

Vigor Holding Co.                   500,000
C.J. Eiras                          500,000
Gray C. Solomon                     350,000
Lowell Newman                        50,000
Steven Dodge                         50,000
Jan P. Eiras                        350,000
Louis Maggio                         25,000
Steven Wang                          25,000
Louis Frezza                         25,000
Jerry L. Corwin                      25,025

Common Stock - Group B
----------------------

Name                                 Shares
----                                 ------

Arnold Rosen                          8,840
Patrick Hennessy                        521
John K. Hart                            141
John T. Quayhackx                       361
Larkin Schmidt                        2,772
Mel Leiner                            2,701
James Graney                            124
Conrad Wagner                           999
Rene H. Caron                           878
Maria Molinsky                        2,270
Drew Carver                           2,424
Pete Tauscher                            93
Blue Pacific Flavors                  8,485
Kaufman & Rossin                      2,172
Elliott Zenkel                          908
William Flamank                         171
David E. Schlecht                    22,730
David E. Schlecht                    21,675
Kathleen Beale                          217
John Spencer                            303
Mike Mulrain                          2,506
Edward D. Shanahan                      841
Michael & Kim Scheft                  3,689
Robert G. Anderson                    4,062
Michael R. Patterson                 12,124
John Vallan                             828
John Banks                              109
Erich Steich                          2,558
Catalina Marketing
    Charitable Foundation             3,100
Jacob Henson                            710
Hannaford Brothers                      318
Brandon Luvie                         2,143
John Mullin                             649
Martin Volpe                          8,430
Raymond Nowack                        3,775
William W. Anderson                     408

Common Stock - Group C
----------------------



Name                         Date          Shares     Consideration
----                         ----          ------     -------------

Arnold Rosen                              500,000     Services rendered
Arnold Rosen                               33,972     Payment of debt in amount of $59,451
Steven N. Lippman                           6,738     Payment of debt in amount of $13,476
Howard Tescher                              1,436     Payment of debt in amount of $2,872
Jay Valinsky                                  692     Payment of debt in amount of $1,384
John A. Coniglio                            7,172     Payment of debt in amount of $14,344
Ronald Neiwirth                            39,000     Payment of debt in amount of $78,000
William R. Smith                            8,000     Payment of debt in amount of $14,500


Illene Klasfeld and Jon Klasfeld,
  Joint Trustees                           10,000     $ 20,000
Eliot J. Brody                             50,000     $100,000
Melvin Getlan                               5,000     $ 10,000

Preferred Stock - Group D
-------------------------

Name                                      Shares
----                                      ------

Vigor Holding Co.                        753,460 (1)
C.J. Eiras                               170,000
Gray C. Solomon                           10,000
Jan P. Eiras                              10,000
Lowell Newman                              5,000
Steven Dodge                               5,000

(1) Subsequent to August 31, 2007 Vigor Holding Co. assigned 7,777 Series A preferred shares to Arnold Rosen and 5,000 Series A preferred shares to Jerry L. Corwin.

Group A. Shares were issued on August 31, 2007 in exchange  for shares of Liquor
         Group Wholesale, Inc., which was acquired by the Company on that same date. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Group B. Shares were issued on August 31, 2007 in payment of outstanding
         Class 4 claims. The Class 4 claims were the general debtor class in the Company's Chapter 11 Plan of Reorganization. The Company relied upon the exemption provided by Section 3(a)(9) of the Securities Act of 1933 for the issuance of these shares.

Group C. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Group D. Shares were issued on August 31, 2007 in exchange for shares of Liquor
         Group Wholesale, Inc., which was acquired by the Company on that same date. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 27. Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name
-------  ------------

3.1      Articles of Incorporation, as amended                            (1)

3.2      Amendment to Articles of Incorporation

3.3      Designation of Series A preferred stock

3.4      Bylaws

5        Opinion of Counsel

10.1     Agreement pertaining to the acquisition of Liquor Group Wholesale, Inc.

10.2     Agreement between Liquor Group Wholesale and Liquor
              Group Holdings, Inc.

10.3     Standard form of agreement with vendors

10.4     Standard form of agreement with State Level Clients

23.1     Consent of Attorneys

23.2     Consent of Accountants

(1) Incorporated by reference, and as same exhibit number, from the Company's registration statement on Form SB-2 (Commission File No. 333-31188).

Item 28. Undertakings

    (a) The small business issuer will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to.

            (i) Include any Prospectus required by Section l0 (a)(3) of the Securities Act:
            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.
      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (g) That, for the purpose of determining liability under the Securities Act to any purchaser:

      (1) If the small business issuer is relying on Rule 430B:

            (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
(x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (2) If the small business issuer is subject to Rule 430C, include the following:

      Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of l933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Jacksonville, Florida on the 16th day of November 2007.

                                    NORTH AMERICAN FOOD AND BEVERAGE CORP.


                                   By: /s/ C.J. Eiras
                                       ----------------------------------------
                                       C.J. Eiras, President

                                   By: /s/ Jason Bandy
                                       ----------------------------------------
                                       Jason Bandy, Principal Financial
                                       and Accounting Officer

         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                    Date


/s/ C.J. Eiras                      Director             November 16, 2007
-------------------------
C.J. Eiras


/s/ Lowell Newman                   Director             November 17, 2007
-------------------------
Lowell Newman


/s/ Steven Dodge                    Director             November 17, 2007
-------------------------
Steven Dodge


/s/ Arnold Rosen                    Director             November 16, 2007
-------------------------
Arnold Rosen


/s/ Jan Philippe Eiras              Director             November 19, 2007
-------------------------
Jan Philippe Eiras

                     NORTH AMERICAN FOOD AND BEVERAGE CORP.
                                      d/b/a
                          LIQUOR GROUP WHOLESALE, INC.

                                    FORM SB-2

                                    EXHIBITS